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                                                                EXHIBIT 23.1




                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the following Registration Statements and related Prospectuses of Corrections Corporation of America and Subsidiaries of our report dated February 7, 2003 (except with respect to the matters discussed in the last two paragraphs of Note 24, as to which the date is March 22, 2003), with respect to the 2002 and 2001 consolidated financial statements of Corrections Corporation of America and Subsidiaries included in this Annual Report (Form 10-K) for the year ended December 31, 2002:

Registration Statement (Form S-8 No. 333-70625) pertaining to the Corrections Corporation of America (formerly Prison Realty Trust) 1997 Employee Share Incentive Plan

Registration Statement (Form S-4 No. 333-41778) pertaining to the merger of Corrections Corporation of America, a Tennessee corporation, with and into CCA of Tennessee, Inc.

Registration Statement (Form S-8 No. 333-69352) pertaining to the Corrections Corporation of America 2000 Stock Incentive Plan

Registration Statement (Form S-8 No. 333-69358) pertaining to the Corrections Corporation of America 401(k) Savings and Retirement Plan

Registration Statement (Form S-1 No. 333-69360) pertaining to the conversion of certain of Corrections Corporation of America's subordinated convertible notes

Registration Statement (Form S-4 No. 333-96721) pertaining to the exchange of Corrections Corporation of America's 9.875% senior unsecured notes due 2009




                                                        /s/ Ernst & Young LLP



Nashville, Tennessee
March 27, 2003